Exhibit 2.12

Execution Version

SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (“this Supplemental Indenture”) dated as of April 25, 2022 among Tiancheng (Germany) Pharmaceutical Holdings AG, a company incorporated in Germany in the legal form of a stock corporation (Aktiengesellschaft) (the “Guaranteeing Subsidiary”), Grifols, S.A. (the “Issuer”), BNY Mellon Corporate Trustee Services Limited, as trustee under the indenture referred to below (in such capacity, the “Trustee”) and The Bank of New York Mellon, London Branch, as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Trustee and the Notes Collateral Agent have heretofore executed an indenture, dated November 15, 2019, as amended and supplemented (the “Indenture”), providing for the initial issuance of €905,000,000 aggregate principal amount of 1.625% Senior Secured Notes due 2025 and €770,000,000 aggregate principal amount of 2.250% Senior Secured Notes due 2027 (jointly, the “Notes”) on the terms and subject to the conditions set forth in the Indenture;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantees”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a)The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(b)The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes, the Trustee and the Notes Collateral Agent the Obligations pursuant to Article 10 of the Indenture on a senior basis.

(3)Guarantee limitations for German AG Guarantors.

(a)In this Section 3, “AG Guarantor” means a Guarantor incorporated in Germany in the legal form of a stock corporation (Aktiengesellschaft).

(b)The Guarantee granted by any AG Guarantor or by any Guarantor that is a Subsidiary of that AG Guarantor shall not secure liabilities which are owed by direct or indirect shareholders of that AG Guarantor or Subsidiaries of such shareholders (such Subsidiaries not to include the AG Guarantor and the Subsidiaries of that AG Guarantor) if the relevant AG Guarantor:

(i)is not party to a domination agreement (Beherrschungsvertrag) as the dominated party; or

(ii)does not otherwise have a fully recoverable indemnity claim or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against the relevant shareholder at the time the Guarantee is granted, but in each case only to the extent that the enforcement of the Guarantee would lead to a violation of section 57 or section 71a of the German Stock Corporation Act (AktG).

(c)If a domination agreement (Beherrschungsvertrag) is in force between the relevant AG Guarantor and a shareholder, the Guaranty granted by such AG Guarantor or by any Subsidiary of that AG Guarantor under the Credit Agreement, this Counterpart Agreement, any other Loan Document or the Master Intercompany Note shall be enforceable except that it shall not be enforceable if and to the extent:

(i)the payment by the AG Guarantor or by a Subsidiary of that AG Guarantor in respect of those Obligations secured by the Guarantee which are owed by direct or indirect shareholders of that AG Guarantor or Subsidiaries of such shareholders (such Subsidiaries not to include the AG Guarantor and the Subsidiaries which are also Subsidiaries of that AG Guarantor) will, or must be expected to, result in an annual loss to that AG Guarantor; and

(ii)the AG Guarantor will as a result of the enforcement of the Guaranty not acquire a valuable (vollwertig) claim for loss compensation pursuant to section 302 of the German Stock Corporation Act (AktG) compensating such annual loss (an “Uncovered Loss”), unless such enforcement would neither lead to a violation of section 57 or section 71a of the German Stock Corporation Act (AktG).

(d)For the avoidance of doubt, the validity and enforcement of any Guaranty granted by an AG Guarantor or of any Subsidiary of that AG Guarantor in respect of any liabilities which are owed by that AG Guarantor or any of its Subsidiaries shall not be limited under paragraphs (b) and (c) of this Section 3.

(e)No reduction of the amount enforceable under any Guarantee in accordance with the above limitations will prejudice the rights of the secured parties to continue enforcing such Guarantee (subject always to the restrictions set out in this Section 3 above at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

(f)For the avoidance of doubt, the limitations set out in this Section 3 shall no further apply from the date the AG Guarantor is no longer incorporated as a stock corporation (Aktiengesellschaft) (but limitations under other applicable limitation languages might then apply), unless such Guarantor is a Subsidiary of another AG Guarantor in which case this Section 3 shall apply in a way that the Guarantor shall be treated as a Subsidiary of that other AG Guarantor in accordance with this Section 3. In such event, the limitations set out in this Section 3 shall not apply to the Guaranty granted by that Guarantor in respect of any liabilities which are owed by that other AG Guarantor or any of its Subsidiaries.

(g)Notwithstanding anything to the contrary in this Supplemental Indenture, this Section 3 and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.

(4)Execution and Delivery. The Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(5)Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(6)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TIANCHENG (GERMANY) PHARMACEUTICAL HOLDINGS AG, as Guarantor

By:	/s/ Petros Gatsios
Name:	Petros Gatsios
Title:	Authorised Signatory

[Signature Page to Supplemental Indenture (2019) (Tiancheng)]

BNY Mellon Corporate Trustee Services Limited, as Trustee

By:	/s/ Marco Thuo
Name:	Marco Thuo
Title:

The Bank of New York Mellon, London Branch, as Notes Collateral Agent

By:	/s/ Marco Thuo
Name:	Marco Thuo
Title:

[Signature Page to Supplemental Indenture (2019) (Tiancheng)]

Acknowledged by:

Grifols, S.A., as Issuer

By:	/s/ ALFREO ARROYO
	Name:	ALFREO ARROYO
	Title:	CFO

[Signature Page to Supplemental Indenture (2019) (Tiancheng)]